ADDENDUM TO AMENDED AND RESTATED EXECUTIVE
EMPLOYMENT AGREEMENT

This Addendum to the Amended and Restated Executive Employment Agreement (the “Agreement”) dated December 20, 2005 between SpaceDev, Inc. (“SpaceDev,” or the “Company”) and Richard B. Slansky (“Executive”) is entered into as of April 21, 2008 with respect to the Renewal Term of the Agreement.  The Agreement was automatically renewed, pursuant to Section 1(b) of the Agreement, for the Renewal Term.

Under Section 3(b) of the Agreement, Executive’s bonus compensation for the Term and the Renewal Term shall be as set forth on Exhibit B to the Agreement.  Such Exhibit B set forth performance objectives and related bonus compensation amounts with respect to the Term, and provided that for the Renewal Term Executive would be eligible for bonuses as “determined mutually by the Board and Executive.”

SpaceDev and Executive hereby memorialize in this addendum the following performance objectives and related bonus compensation amounts which they have mutually determined for the Renewal Term.

Upon achievement of each performance objective listed below, the bonus award next to each such performance objective shall become payable to Executive upon achievement, provided, that Executive remains an employee of the Company through the date of such achievement, except as otherwise set forth below.

All determinations of net cash provided by operations, net revenue and income from operations shall be made in accordance with GAAP.

The Executive Options refer to 600,000 stock options granted to Executive on the date of this addendum pursuant to the 2004 Equity Incentive Plan, with an exercise price equal to the fair market value of a common share on the grant date.  Except as set forth in this addendum (including the sentence following this one), the Executive Options shall never vest or be exercisable.

Item	Bonus Award	Performance Objective
1	$10,000 plus vesting of 200,000 of the Executive Options
If the Company's net cash provided by operations, for the fiscal year ending December 31, 2008 ("Fiscal 2008"), which shall be determined in good faith by the Board in accordance with GAAP, is in excess of zero.  This bonus award shall be paid, if earned, by no later than April 15, 2009.

2	$10,000 plus vesting of 100,000 of the Executive Options
If the Company's Funded Backlog on December 31, 2008 is in excess of 75% of the Company’s net revenues for Fiscal 2008.  Net revenues shall be determined in good faith by the Board in accordance with GAAP.  Funded Backlog shall be determined in good faith by the Board as the sum of:  (a) for government contracts:  backlog at December 31, 2008, but only to the extent the contract or contract phase associated with such backlog has been awarded, contracted, option-exercised (if applicable) and funded; (b) for government-related contracts:  backlog at December 31, 2008, but only to the extent the prime contractor’s contract or contract phase associated with such backlog has been awarded, contracted, option-exercised (if applicable) and funded, and the subcontract to the Company is in full force and effect and every option held by the prime contractor (or any subcontractor above the Company) as to the work has been exercised in favor of the work; and (c) for other commercial contracts:  backlog at December 31, 2008 for firm, non-cancellable orders.   This bonus award shall be paid, if earned, by no later than April 15, 2009.

3	$20,000 plus vesting of 300,000 of the Executive Options
If the Company's income from operations for Fiscal 2008 minus total stock-based compensation expense for Fiscal 2008, each of which shall be determined in good faith by the Board in accordance with GAAP, is in excess of $750,000.  This bonus award shall be paid, if earned, by no later than April 15, 2009.

In the event of a change in control of the Company by December 31, 2008, all of the Executive Options shall thereupon vest if Executive was an employee of the Company on the day such change in control was contracted for.

SpaceDev and Executive hereby further memorialize their determination that the three $12,500 Renewal Term bonus opportunities contemplated by such Exhibit B shall be inapplicable.

SPACEDEV, INC.

By:           /s/ MARK N. SIRANGELO

Name:        Mark N. Sirangelo

Title:         Chief Executive Officer

   /s/ RICHARD B. SLANSKY
  Richard B. Slansky